SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                           FORM 8-A/A

        FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
             PURSUANT TO SECTION 12(b) OR (g) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                   CONTINENTAL AIRLINES, INC.
     (Exact Name of registrant as specified in its charter)

             Delaware                         74-2099724
(State of Incorporation or organization)    (IRS Employer
                                          Identification No.)

   1600 Smith Street, Dept. HQSEO
           Houston, Texas                    77002
(Address of principal executive offices)   (Zip Code)

   Securities to be registered pursuant to Section 12(b) of the
Act:

Title of each class                 Name of each exchange on which
to be so registered                 each class is to be registered

Series A Junior Participating       New York Stock Exchange
Preferred Stock Purchase Rights

   If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

   If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

   Securities Act registration statement file number to which this form relates:

   _______________ (if applicable)

   Securities to be registered pursuant to Section 12(g) of the
Act:

                              None
                        (Title of Class)

Item 1.   Description of Securities To Be Registered.

           Effective as of February 8, 2000, Continental Airlines, Inc. (the "Company") adopted an amendment (the "Rights Agreement Amendment") to the Rights Agreement (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, dated as of November 20, 1998. The Rights Agreement Amendment provides for an exception to the "Acquiring Person" definition in the Rights Agreement that permits an Institutional Investor (as defined in the Rights Agreement Amendment) to be or become the beneficial owner of common stock of the Company representing less than 20% of the voting power of the common stock then outstanding without becoming an Acquiring Person, as long as the Institutional Investor continues to meet the definition of such term as set forth in the Rights Agreement Amendment. Generally, an Institutional Investor is defined as a person who, as of January 31, 2000, beneficially owned more than 14% of the voting power of the common stock then outstanding and had a Schedule 13G on file with the Securities and Exchange Commission with respect to its holdings and is principally engaged in the business of managing investment funds for unaffiliated securities investors, acquires the common stock pursuant to trading activities undertaken in the ordinary course of such person's business and not with the purpose or effect of exercising or influencing control over the Company, and is not obligated to and does not file a Schedule 13D with respect to securities of the Company. If the Board of Directors of the Company determines in good faith that a person no longer meets the Institutional Investor definition, then such person shall as promptly as practicable divest itself of a sufficient number of shares of common stock so that such person beneficially owns less than 15% of the voting power of the common stock then outstanding. If the Board of Directors determines in good faith that such person does not so divest itself of common shares, then such person will be or become an Acquiring Person under the Rights Agreement.

           A copy of the Rights Agreement Amendment is available free of charge to holders of the rights issued pursuant to the Rights Agreement from the Company after receipt of a written request therefor. This summary description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is hereby incorporated herein by reference.


Item 2.    Exhibits.

           1.1   First Amendment to Rights Agreement, dated as of
                 February 8, 2000, between Continental Airlines,
                 Inc. and Harris Trust and Savings Bank.
                            SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: February 8, 2000

                         CONTINENTAL AIRLINES, INC.


                         By: /s/ Jeffery A. Smisek
                            Name:  Jeffery A. Smisek
                            Title: Executive Vice President,
                                   General Counsel and Secretary

                         EXHIBIT INDEX


Exhibit       Description

  1.1         First Amendment to Rights Agreement, dated as of
              February 8, 2000, between Continental Airlines, Inc. and Harris Trust and Savings Bank.

                                                     EXHIBIT 1.1

              FIRST AMENDMENT TO RIGHTS AGREEMENT

                             BETWEEN

                   CONTINENTAL AIRLINES, INC.

                               AND

                  HARRIS TRUST AND SAVINGS BANK


     THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is made as of this 8th day of February, 2000 by and between CONTINENTAL AIRLINES, INC., a Delaware corporation (the "Company"), and HARRIS TRUST AND SAVINGS BANK, an Illinois banking corporation, as rights agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings given to such terms in the "Rights Agreement" (as defined below).

     WHEREAS, the Company and the Rights Agent are parties to the Rights Agreement dated as of November 20, 1998 (the "Rights
Agreement"); and

     WHEREAS, the Company has determined that the amendments to the Rights Agreement set forth herein are desirable and directed the Rights Agent to agree to such amendments; and

     WHEREAS, the amendments set forth herein have been approved by the Required Board Vote on February 8, 2000.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree that:

     1. The definition of "Acquiring Person" set forth in Section 1 of the Rights Agreement shall be amended and restated in its entirety as follows:

     "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall, after the Announcement Date, be or become the Beneficial Owner of Common Shares representing 15% or more of the Voting Power of the Common Shares of the Company then outstanding (or, if such Person is an Institutional Investor (as such term is hereinafter defined), 20% or more of the Voting Power of the Common Shares of the Company then outstanding). Notwithstanding the foregoing, no Person shall be or become an Acquiring Person (1) if such Person is an Exempt Person (so long as such Person remains an Exempt Person), (2) as the result of (A) an acquisition of Common Shares by the Company or (B) the conversion of Class A Common Shares into Class B Common Shares which, by reducing the number or Voting Power of shares outstanding, increases the Voting Power of the shares beneficially owned by such Person to 15% or more of the Voting Power of the Common Shares of the Company then outstanding (or, if such Person is an Institutional Investor, 20% or more of the Voting Power of the Common Shares of the Company then outstanding); provided, however, that if a Person shall so become the Beneficial Owner of Common Shares representing 15% or more of the Voting Power of the Common Shares of the Company then outstanding (or, if such Person is an Institutional Investor, 20% or more of the Voting Power of the Common Shares of the Company then outstanding) by reason of the acquisition of Common Shares by the Company or the conversion of Class A Common Shares into Class B Common Shares and shall, after such share purchases by the Company or such conversion, purchase or otherwise take action to cause it to become the Beneficial Owner of Common Shares representing an additional 1% of the Voting Power of the Common Shares of the Company then outstanding, then such Person shall be an Acquiring Person, or (3) if the Board of Directors determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be an Acquiring Person for any purposes of this Agreement. Notwithstanding any of the foregoing, in the event that the Board of Directors determines in good faith that a Person no longer meets the requirements set forth in the definition of "Institutional Investor," then such Person shall as promptly as practicable divest itself of a sufficient number of Common Shares so that such Person beneficially owns Common Shares representing less than 15% of the Voting Power of the Common Shares then outstanding. If the Board of Directors determines in good faith that such Person does not divest itself of Common Shares in accordance with the requirements set forth in the prior sentence, then such Person shall be or become an "Acquiring Person" for any and all purposes of this Agreement.

     2. Section 1 of the Rights Agreement shall be amended to add the following definition of "Institutional Investor":

     "Institutional Investor" shall mean a Person who, as of January 31, 2000, was the Beneficial Owner of Common Shares representing more than 14% of the Voting Power of the Common Shares then outstanding and had a Schedule 13G on file with the Securities and Exchange Commission pursuant to the requirements of Rule 13d-1 under the Exchange Act with respect to such holdings, so long as such Person (i) is principally engaged in the business of managing investment funds for unaffiliated securities investors and, as part of such Person's duties as agent for fully managed accounts, holds or exercises voting or dispositive power over Common Shares of the Company, (ii) such Person acquires Beneficial Ownership of Common Shares of the Company pursuant to trading activities undertaken in the ordinary course of such Person's business and not with the purpose nor the effect, either alone or in concert with any Person, of exercising the power to direct or cause the direction of the management and policies of the Company or of otherwise changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act and (iii) if such Person is a Person included in Rule 13d-1(b)(1)(ii) of the Exchange Act, such Person is not obligated to, and does not, file a Schedule 13D with respect to the securities of the Company.

          3.The Rights Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

          4.This Amendment is a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws thereof applicable to contracts to be made and performed entirely within such State.
This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties herein have caused this First Amendment to be duly executed and attested, all as of the date and year first above written.

                                    CONTINENTAL AIRLINES, INC.
Attest:


By: ___________________________ By: _________________________
    Name:                           Name:
    Title:                          Title:


                                    HARRIS TRUST AND SAVINGS BANK,
                                    Rights Agent
Attest:


By: __________________________  By: _________________________
    Name:                           Name:
    Title:                          Title: